Exhibit 99.1

Contacts: Tom Ward 317-685-7330 Investors Les Morris 317-263-7711 Media	FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES THAT

RICHARD S. SOKOLOV TO SERVE AS VICE CHAIRMAN

INDIANAPOLIS, January 23, 2019 – Simon, a global leader in premier shopping, dining and entertainment destinations, announced today that Richard S. (“Rick”) Sokolov, President and Chief Operating Officer, will become Vice Chairman effective February 15, 2019 and will continue as an employee and as a Director of the Company.

“I am pleased that Rick will continue to provide me and our executive management team with his strategic advice in the coming years.  It has been my privilege to work day-in and day-out with Rick and he has been an invaluable partner through the years.  The breadth and depth of industry knowledge that Rick has is unparalleled,” said David Simon, Chairman and Chief Executive Officer.  “Rick has played a critical role since joining us in 1996 when we acquired DeBartolo Realty Corporation, helping to execute on our strategy with unrelenting energy and uncanny attention to detail.”

“It has been an honor partnering with David and the entire Simon team for the past 23 years and seeing the Company grow to become the undisputed leader in the industry,” Mr. Sokolov remarked.  “We have accomplished some amazing things. I look forward to making additional contributions in my new role and believe that Simon couldn’t be in a better position to continue to lead the industry.”

Rick’s day-to-day responsibilities will be assumed by the existing senior executive team at Simon.

About Simon

Simon is a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE:SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales. For more information, visit simon.com.